EXHIBIT 4.4


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                FIRST ADDENDUM TO SECURED PROMISSORY NOTE TWO

                                April 20, 2005

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 WHEREAS, Integrated Performance Systems, Inc. ("IPS"), LSC Merger
 Corporation ("LSCMC"), and any successor entities to IPS or to LSCMC, or surviving entities pursuant to a merger with IPS or LSCMC (collectively "Maker") entered into that Secured Promissory Note (identified as "Note Two" therein) with Brad Jacoby ("Payee") in the principal sum of TWO HUNDRED THOUSAND AND NO/100THS DOLLARS ($200,000.00) on November 24, 2004;

 WHEREAS, Note Two matured on February 28, 2005 and remains unsatisfied;

 WHEREAS, the parties to that agreement have agreed to extend the maturity date of Note Two to July 31, 2005, thereby curing any default which has occurred;


 THEREFORE, the parties to the above-referenced agreement hereby make the following modifications to that agreement:


 1. Section 2, entitled "Terms of Payment (Principal and Interest)" is hereby amended to read as follows:

 "Terms of Payment (Principal and Interest). Interest is payable monthly. The first payment of interest is due and payable on December 31, 2004, and interest payments shall continue to be due at the end of each month, until July 31, 2005, when this Note matures and the principal and all accrued and unpaid interest are due and payable in full."

 Signed this 20th day of April, 2005.


 /s/ Brad Peters                        /s/ Brad Jacoby
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 Mr. Brad Peters                        Mr. Brad Jacoby
 Chief Financial Officer
 Integrated Performance Systems, Inc.


 /s/ Brad Peters
 ---------------------------------
 Mr. Brad Peters
 Chief Financial Officer
 Best Circuit Boards, Inc.
 (surviving entity of merger with LSCMC)